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                                                                     EXHIBIT 3.1

                            ARTICLES OF ASSOCIATION

(Effective September 6, 1996 in connection with PNC Bank, National Association and Midlantic Bank, National Association Merger.)

        FIRST: The title of this Association shall be "PNC Bank, National Association."

        SECOND: The main office of the Association shall be in the City of Pittsburgh, Allegheny County, Pennsylvania. The general business of the Association shall be conducted at its main office and its regularly established branches.

        THIRD: The Board of Directors of the Association shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number of Directors within such minimum and maximum limits to be fixed and determined from time to time by a resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.

        A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business at any Directors' meeting.

        FOURTH: The annual meeting of the shareholders for the election of Directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the Board of Directors may designate, on the day of each year specified therefor in the By-laws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors. Any action which may be taken at a meeting of the shareholders of the Association may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all the shareholders who would be entitled to vote at a meeting for such purpose.

        FIFTH: The amount of the authorized capital stock of this Association shall be Forty Million Dollars ($40,000,000) divided into 4,000,000 shares of common stock of the par value of Ten Dollars ($10) each, but said capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of the United States.

        No holder of shares of the capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.

        The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

        SIXTH: The Board of Directors shall appoint one of its members President of the Association who shall be Chairman of the Board; but the Board of Directors may appoint a Director, in lieu of the President, to be Chairman of the Board, who shall perform such duties as may be designated by the Board

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of Directors. The Board of Directors shall have the power to appoint one or more Vice Presidents; to appoint a Cashier, a Secretary, and such other officers and employees as may be required to transact the business of the Association; to fix the salaries to be paid such officers and employees; to dismiss such officers and employees and to appoint others to take their place.

        The Board of Directors shall have the power to define the duties of officers and employees of the Association and to require adequate bonds from them for the faithful performance of their duties; to make all By-laws that may be lawful for the general regulation of the business of the Association and the management of its affairs, including the manner of election or appointment of Directors and the appointment of judges of election, and generally to do and perform all acts that may be lawful for a Board of Directors to do and perform.

        SEVENTH: (a) Subject to any prohibitions or limitations set forth in section (b) of this Article or Association's By-Laws, the Association may indemnify or reimburse any Director, officer, or employee for, or advance amounts in payment of, any expenses actually and reasonably incurred in any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, or investigative, to which such individual was or is a party or a potential party by reason of his or her performance of official duties on behalf of or at the request of the Association. Such duties shall specifically include, but not be limited to, service performed at the request of the Association as a representative of a domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise. For purposes of this Article, "expenses" shall include, but not be limited to, attorneys' fees and costs, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement.

(b) Notwithstanding any provision of this Article or the Association's By-Laws, the following prohibitions and limitations shall apply: (i) No indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness; (ii) No indemnification shall be made for any expenses incurred in an administrative proceeding or action instituted by a federal bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by the Director, officer, or employee in the form of payments to the Association, or a final removal or prohibition order against such individual issued pursuant to 12 U.S.C. Sections 1818(e) or (g); (iii) The Association may advance expenses to a Director, officer or employee in connection with an action or proceeding under 12 U.S.C. Sections 164 or 1818 only if the Board of Directors has first made such determinations and otherwise satisfied such procedural requirements, if any, as may be specified by rule, regulation, advice, or guidance, issued by a federal bank regulatory agency having jurisdiction over the Association; (iv) Any advance of expenses must be subject to a written and legally binding agreement which specifies, at a minimum, that reimbursement to the Association of expenses advanced (including expenses already paid) shall be required if and to the extent that the Board of Directors finds that the Director, officer, or employee willfully misrepresented factors relevant to the Board's decision to advance expenses, or a final order is issued assessing civil money penalties or requiring affirmative action by the individual in the form of payments to the Association, or a removal or prohibition order against the individual is issued pursuant to 12 U.S.C. Sections 1818(e) or (g); further, the aforesaid agreement shall provide that the Association shall cease advancing expenses at any time the Board of Directors believes, or reasonably should believe, that any of the necessary conditions then imposed by rule, regulation, advice, or guidance issued by a federal bank regulatory agency having jurisdiction over the Association upon such advancement are no longer met; and (v) No indemnification shall be made with respect to amounts provided for by any compromise settlement unless such settlement shall have been approved by a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Association, or the Board of Directors, acting by vote of Directors

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not parties to the same or substantially the same action, or proceeding, constituting a majority of the whole number of Directors.

        (c) The Association may pay reasonable premiums for insurance covering the payment of expenses and the liabilities of its Directors, officers, and employees, provided that no such insurance coverage may be purchased for a final order assessing civil money penalties against such individuals by a federal bank regulatory agency.

        (d) Any amendment or repeal of this Article, or the adoption of any other provision of the Articles of Association or By-Laws which has the effect of increasing the liability of the Association's Directors, officers, and employees shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to the adoption of such amendment, repeal or other provisions.

        (e) The Board of Directors may adopt By-Law provisions consistent with this Article and may limit the classes of individuals to whom this Article shall apply. In the event of any inconsistency or conflict between this Article and such By-Law provisions, this Article shall control; provided, that a By-Law provision limiting the classes of individuals to whom this Article shall apply shall not be deemed to be such an inconsistency or conflict.

        (f) The rights of indemnification or reimbursement provided for in this Article shall not be exclusive of other rights, if any, to which such Directors, officers, or employees, or their personal representatives, may be entitled as a matter of law.

        EIGHTH: The Board of Directors shall have the power, without the approval of the shareholders, to change the location of the main office to any other place within the limits of the City of Pittsburgh, Allegheny County, Pennsylvania, and to establish or change the location of any branch or branches of the Association subject to the approval of the Comptroller of the Currency.

        NINTH: The corporate existence of the Association shall continue until terminated in accordance with the laws of the United States.

        TENTH: The Board of Directors of the Association, or any three (3) or more shareholders owning, in the aggregate, not less than ten (10%) percentum of the stock of the Association, may call a special meeting of the shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and every special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten (10) days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of the Association.

        ELEVENTH: These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.